Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2021

The Company Expects to Exceed $550M Revenues in 2021

BEVERLY, Mass. — May 4, 2021—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the first quarter ended March 31, 2021.

Highlights for the first quarter are as follows:

•	The Company reported first quarter revenue of $132.8 million, compared to $122.2 million for the fourth quarter of 2020.
•	Operating profit for the quarter was $20.3 million, compared to $14.1 million for the fourth quarter.
•	Net income for the quarter was $16.5 million, or $0.48 per diluted share, compared to net income of $14.7 million, or $0.43 per diluted share for the fourth quarter.
•	Gross margin for the quarter was 42.5%, compared to 43.4% in the fourth quarter.
•	Cash, cash equivalents and restricted cash were $207.5 million on March 31, 2021, compared to $204.2 million on December 31, 2020.
•	Shipped the first Purion H200™ SiC tool, enabling Axcelis to provide power device customers with a full suite of Purion products to support all of their ion implant needs.
•	Closed the evaluation of a Purion VXE™ and shipped a Purion XEmax™ evaluation to a second customer for use in advanced image sensor development.

President and CEO Mary Puma commented, “Axcelis delivered strong first quarter financial performance, driven by the growing demand for our Purion™ products and strength across a number of markets. Given market trends and the traction of our Purion base products and product line extensions, Axcelis is on track to exceed $550 million in revenue for the full year 2021, achieving this goal a full year ahead of schedule.”

Business Outlook

For the second quarter ending June 30, 2021, Axcelis expects revenues ranging from $135 to $140 million. Gross margin in the second quarter is expected to be approximately 41.5%. Second quarter operating profit is forecasted to be in the range of $19-21 million with earnings per diluted share in the range of $0.43-0.47.

First Quarter 2021 Conference Call

The Company will host a call to discuss the results for the first quarter on Wednesday, May 5, 2021 at 8:30 am ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and Audience Passcode: 7664896. Webcast replays will be available for 30 days following the call.

News Release

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2021	2020
Revenue:
Product	$126,609	$112,133
Services	6,167	6,858
Total revenue	132,776	118,991
Cost of revenue:
Product	70,334	67,172
Services	6,007	6,270
Total cost of revenue	76,341	73,442
Gross profit	56,435	45,549
Operating expenses:
Research and development	15,685	14,606
Sales and marketing	10,387	8,204
General and administrative	10,013	9,036
Total operating expenses	36,085	31,846
Income from operations	20,350	13,703
Other (expense) income:
Interest income	33	482
Interest expense	(1,029)	(1,303)
Other, net	(1,153)	(620)
Total other expense	(2,149)	(1,441)
Income before income taxes	18,201	12,262
Income tax provision	1,721	1,041
Net income	$16,480	$11,221
Net income per share:
Basic	$0.49	$0.34
Diluted	$0.48	$0.33
Shares used in computing net income per share:
Basic weighted average common shares	33,715	32,872
Diluted weighted average common shares	34,643	34,057

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$206,766	$203,479
Accounts receivable, net	75,932	86,865
Inventories, net	174,381	161,076
Prepaid expenses and other current assets	22,513	19,371
Total current assets	479,592	470,791
Property, plant and equipment, net	30,459	29,840
Operating lease assets	4,213	4,542
Finance lease assets, net	20,216	20,544
Long-term restricted cash	753	753
Deferred income taxes	54,936	57,851
Other assets	39,123	40,303
Total assets	$629,292	$624,624
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,476	$24,013
Accrued compensation	8,573	24,562
Warranty	4,181	4,280
Income taxes	648	654
Deferred revenue	20,417	21,221
Current portion of finance lease obligation	809	756
Other current liabilities	8,774	8,945
Total current liabilities	83,878	84,431
Long-term finance lease obligation	47,167	47,393
Long-term deferred revenue	1,725	1,837
Other long-term liabilities	8,862	9,361
Total liabilities	141,632	143,022

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 33,679 shares issued and outstanding at March 31, 2021; 33,633 shares issued and outstanding at December 31, 2020	34	34
Additional paid-in capital	567,199	570,102
Accumulated deficit	(81,656)	(91,969)
Accumulated other comprehensive income	2,083	3,435
Total stockholders’ equity	487,660	481,602
Total liabilities and stockholders’ equity	$629,292	$624,624